                                                                    Exhibit 12.2


                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

                                                       Six
                                                      Months
                                                      Ended                          Year Ended September 30,
                                                     March 31,       --------------------------------------------------------
                                                       2001            2000            1999            1998            1997
                                                     --------        --------        --------        --------        --------
EARNINGS:
Earnings before income taxes                         $ 69,928        $ 82,882        $ 63,139        $ 57,007        $ 63,275
Interest expense                                        9,912          18,135          17,317          17,383          16,696
Amortization of debt discount and expense                 123             218             215             200             176
Interest component of rental expense                      650           1,318           1,539           1,624           1,887
                                                     --------        --------        --------        --------        --------
                                                     $ 80,613        $102,553        $ 82,210        $ 76,214        $ 82,034
                                                     ========        ========        ========        ========        ========

COMBINED FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS:
Interest expense                                     $  9,912        $ 18,135        $ 17,317        $ 17,383        $ 16,696
Amortization of debt discount and expense                 123             218             215             200             176
Allowance for funds used during
    construction (capitalized interest)                    16              17              36              39             114
Interest component of rental expense                      650           1,318           1,539           1,624           1,887
Preferred stock dividend requirements                     775           1,550           1,550           2,160           2,764
Adjustment required to state preferred stock
    dividend requirements on a pretax basis               506             995             968           1,304           1,754
                                                     --------        --------        --------        --------        --------
                                                     $ 11,982        $ 22,233        $ 21,625        $ 22,710        $ 23,391
                                                     ========        ========        ========        ========        ========
Ratio of earnings to combined fixed charges
    and preferred stock dividends                        6.73            4.61            3.80            3.36            3.51
                                                     ========        ========        ========        ========        ========